Exhibit 3.2

INLAND REAL ESTATE CORPORATION

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF
8.125% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK,
$0.01 PAR VALUE PER SHARE

INLAND REAL ESTATE CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article VI, Section 4 of the Fourth Articles of Amendment and Restatement of the Corporation (which, as amended and supplemented from time to time, together with these Articles Supplementary, is referred to herein as the “Charter”), the Board has duly classified and designated 2,300,000 authorized but unissued shares of preferred stock, $0.01 par value per share, of the Corporation (“Preferred Stock”) as 8.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, of the Corporation (“Series A Preferred Stock”).

SECOND:  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock are as follows, which, upon any restatement of the Charter, shall become a part of Article VI of the Charter, with any appropriate renumbering or relettering of the sections or subsections thereof:

8.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share

1.                                       Designation and Number.  A series of Preferred Stock, designated the “8.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share”, is hereby established.  The number of authorized shares of Series A Preferred Stock shall be 2,300,000.

2.                                       Relative Seniority.  The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock (as defined in the Charter) and to all equity securities the terms of which provide that such equity securities shall rank junior to the Series A Preferred Stock; (b) on a parity with all equity securities issued by the Corporation, other than those equity securities referred to in clauses (a) and (c), and (c) junior to all equity securities issued by the Corporation which rank senior to the Series A Preferred Stock and which were issued in accordance with the terms of Section 7(d) hereof.  The term “equity securities” shall not include convertible debt securities prior to the time of conversion.

3.                                       Dividends.

(a)                                  Holders of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of eight and one-eighth percent (8.125%) per annum of the twenty-five dollars ($25.00) per share liquidation preference of the Series A Preferred Stock (equivalent to a fixed annual amount of approximately $2.0313 per share).  Dividends on the Series A Preferred Stock shall accumulate on a daily basis and be cumulative from, and including, the first date of issuance of any shares of Series A Preferred Stock or the immediately preceding Dividend Payment Date, as the case may be, to, but not including, the next succeeding Dividend Payment Date or redemption date, as applicable.  Such dividends shall be payable monthly in equal amounts in arrears on the fifteenth day of each month, beginning on November 15, 2011 (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day (as hereinafter defined), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day.  Any dividend payable on the Series A Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b)                                 No dividends on the Series A Preferred Stock shall be authorized by the Board or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration payment or setting apart for payment shall be restricted or prohibited by law.

(c)                                  Notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Stock shall accumulate whether or not the restrictions referred to in Section 3(b) exist, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.  No interest, or sum of money in lieu of interest, shall be payable in respect of any accumulated and unpaid dividends on the Series A Preferred Stock.

(d)                                 So long as any shares of Series A Preferred Stock are outstanding, no dividends (other than in Common Stock or other equity securities of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation) shall be declared by the Corporation or paid or set apart for payment on any equity securities of the Corporation of any other class or series ranking, as to dividends or upon liquidation, on a parity with or junior to the Series A Preferred Stock unless full cumulative dividends have been or contemporaneously are authorized by the Board and declared by the Corporation on the Series A Preferred Stock for all past dividend periods and the then current dividend period; provided, however, that, at any time before October 6, 2011, the Corporation may, prior to authorizing and declaring the initial dividend in respect of the Series A Preferred Stock for the initial dividend period, authorize or declare a dividend upon the Common Stock to be paid on October 17, 2011.  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and all other equity securities ranking on a parity, as to dividends or upon liquidation, with the Series A Preferred Stock, all dividends authorized and declared, paid or set apart for payment upon the Series A Preferred Stock and all other equity securities ranking on a parity, as to dividends or upon liquidation, with the Series A Preferred Stock shall be authorized and declared and paid pro rata or authorized and declared and set apart for payment pro rata so that the amount of dividends authorized and declared per share of Series A Preferred Stock and each such other equity security shall in all cases bear to each other the same ratio that accumulated dividends per share of Series A Preferred Stock and other equity security (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such equity securities do not have a cumulative dividend) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any accumulated and unpaid dividends on the Series A Preferred Stock.

(e)                                  Except as provided in Section 3(d), unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are authorized by the Board and declared by the Corporation for all past dividend periods and the then current dividend period, no dividends (other than in Common Stock or other equity securities of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation) shall be declared by the Corporation or paid or set apart for payment, nor shall any other distribution be declared or made, upon the Common Stock or any other equity securities of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock or any other equity securities of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such equity securities) by the Corporation (except by conversion into or exchange for other equity securities of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, by redemption, purchase or acquisition of equity securities under incentive, benefit or stock purchase plans of the Corporation for officers, directors or employees or others performing or providing similar services, or by other redemption, purchase or acquisition of such equity securities for the purpose of preserving the Corporation’s status as a real estate investment trust (“REIT”) for U.S. federal income tax purposes); provided, however, that, at any time before October 6, 2011, the Corporation may, prior to authorizing and declaring the initial dividend in respect of the Series A Preferred Stock for the initial dividend period, authorize or declare a dividend upon the Common Stock to be paid on October 17, 2011.

(f)                                    If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion (the “Capital Gains Amount”) of the dividends (as determined for U.S. federal income tax purposes) paid or made available for the year to holders of all classes of stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Stock shall be the amount that the total dividends (as determined for U.S. federal income tax purposes) paid or made available to the holders of Series A Preferred Stock for the year bears to the Total Dividends.  The Corporation may elect to retain and pay income tax on its net long-term capital gains.  In such a case, the holders of Series A Preferred Stock would include in income their appropriate share of the Corporation’s undistributed long-term capital gains, as designated by the Corporation.

(g)                                 Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Stock as described above.  Any dividend payment made on the Series A Preferred

Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

(h)                                 In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of the Corporation’s equity securities is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividend.

(i)                                     “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

4.                                       Liquidation Rights.

(a)                                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (referred to herein sometimes as a “liquidation”), the holders of Series A Preferred Stock then outstanding shall be entitled to be paid, or have the Corporation declare and set apart for payment, out of the assets of the Corporation legally available for distribution to stockholders (after payment or provision for payment of all debts and other liabilities of the Corporation), a liquidation preference in cash of twenty-five dollars ($25.00) per share of Series A Preferred Stock, plus an amount equal to all accumulated and unpaid dividends to, but not including, the date of payment (the “Liquidation Preference”), before any distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation is made to holders of Common Stock or any other equity securities of the Corporation that rank junior to the Series A Preferred Stock upon liquidation.

(b)                                 If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference to holders of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities of the Corporation ranking on a parity with the Series A Preferred Stock upon liquidation, then the holders of Series A Preferred Stock and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating dividends to which they would otherwise be respectively entitled.

(c)                                  Written notice of the effective date of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred Stock at the address of such holder as the same shall appear on the stock transfer records of the Corporation.

(d)                                 After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(e)                                  None of a consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the

Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s assets or business shall be considered a liquidation, dissolution or winding up of the Corporation.

5.                                       Optional Redemption.

(a)                                  Except as described in Section 6 below and this Section 5, the shares of Series A Preferred Stock are not redeemable prior to October 6, 2016.  To ensure that the Corporation remains qualified as a REIT for U.S. federal income tax purposes, however, the Series A Preferred Stock shall be subject to the provisions of Article VIII of the Charter pursuant to which shares of Series A Preferred Stock Beneficially Owned by a Person, within the meaning of the Charter, in excess of the Ownership Limit or Existing Holder Limit (each as defined in Article VIII of the Charter and as applied to the Series A Preferred Stock as a separate class of Equity Stock, within the meaning of the Charter, without regard to Beneficial Ownership of any other class of Equity Stock) shall be Excess Stock (as defined in Article VIII of the Charter) and the Corporation shall have the right to purchase such shares, as provided in Article VIII of the Charter.  On and after October 6, 2016, the Corporation, at its option, upon giving notice as provided below, may redeem the shares of Series A Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of twenty-five dollars ($25.00) per share, plus all accumulated and unpaid dividends on such shares of Series A Preferred Stock to, but not including, the date of such redemption (the “Optional Redemption Right”).

(b)                                 If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to the Optional Redemption Right, the shares to be redeemed may be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method determined by the Corporation.  If such redemption is to be by lot and, as a result of such redemption, any Person would become a Beneficial Owner of shares of Series A Preferred Stock in excess of the Ownership Limit or Existing Holder Limit, as applicable, because such shares of Series A Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of such shares of Series A Preferred Stock such that no Person will Beneficially Own in excess of the Ownership Limit or Existing Holder Limit, as applicable, subsequent to such redemption.

(c)                                  Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series A Preferred Stock pursuant to Article VIII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for U.S. federal income tax purposes or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all shares of Series A Preferred Stock.  In addition, unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series A Preferred Stock (except by conversion into or exchange for equity securities of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation); provided, however, that the foregoing shall not prevent any purchase or acquisition of shares of Series A Preferred Stock for the purpose of preserving the Corporation’s status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(d)                                 Immediately prior to or upon any redemption of shares of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date (including any accumulated and unpaid dividends for prior periods) notwithstanding the redemption of such shares before such Dividend Payment Date.  Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.

(e)                                  The following provisions set forth the procedures for redemption pursuant to the Optional Redemption Right:

(i)                                     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date.  A similar notice will be mailed by the Corporation, postage prepaid, no less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(ii)                                  In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state:  (A) the redemption date; (B) the redemption price; (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place or places where the certificates, to the extent the shares of Series A Preferred Stock are certificated, for shares of Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that dividends on shares of Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date.  If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(iii)                               If the Corporation shall so require and the notice shall so state, on or after the redemption date, each holder of shares of Series A Preferred Stock to be redeemed shall present and surrender the certificates representing his or her shares of Series A Preferred Stock, to the extent such shares are certificated, to the Corporation at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends to, but not including, the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing the shares of Series A Preferred Stock as the owner thereof and each surrendered certificate shall be canceled.  If fewer than all of the shares represented by any such certificate representing shares of Series A Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.  In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

(iv)                              From and after the redemption date (unless the Corporation defaults in payment of the redemption price), all dividends on the shares of Series A Preferred Stock designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends to, but not including, the redemption date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation’s stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever.  At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to, but not including, the redemption date) of the shares of Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the shares of Series A Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares, to the extent such shares are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to, but not including, the redemption date).  Any monies so deposited which remain unclaimed by the holders of Series A Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(f)                                    Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any shares of Series A Preferred Stock in the open market, by tender or by private agreement.

(g)                                 Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board.

6.                                       Special Optional Redemption by the Corporation.

(a)                                  Upon the occurrence of a Change of Control (as defined below), the Corporation will have the option upon written notice mailed by the Corporation, postage pre-paid, no less than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation, to redeem the shares of Series A Preferred Stock, for cash, in whole or in part within 120 days after the first date on which such Change of Control occurred, at twenty-five dollars ($25.00) per share plus accumulated and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”).  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.  If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of redemption with respect to the Series A Preferred Stock (whether pursuant to the Optional Redemption Right or the Special Optional Redemption Right), the holders of Series A Preferred Stock will not have the conversion right described below in Section 9.

A “Change of Control” is when, after the first date of issuance of any shares of Series A Preferred Stock, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), and

(ii) following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or their equivalent, including American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

(b)                                 In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state:  (A) the redemption date; (B) the redemption price; (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place or places where the certificates for the shares of Series A Preferred Stock, to the extent shares of Series A Preferred Stock are certificated, are to be surrendered (if so required in the notice) for payment of the redemption price; (E) that the shares of Series A Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (F) that holders of the shares of Series A Preferred Stock to which the notice relates will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date and (G) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date.  If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Corporation.  If such redemption is to be by lot and, as a result of such redemption, any Person would become a Beneficial Owner of shares of Series A Preferred Stock in excess of the Ownership Limit or Existing Holder Limit, as applicable, because such shares of Series A Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of such shares of Series A Preferred Stock such that no Person will Beneficially Own in excess of the Ownership Limit or Existing Holder Limit, as applicable, subsequent to such redemption.

(c)                                  Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Series A Preferred Stock pursuant to Article VIII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for U.S. federal income tax purposes or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all shares of Series A Preferred Stock.  In addition, unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series A Preferred Stock (except by conversion into or exchange for equity securities of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation); provided, however, that the foregoing shall not prevent any purchase or acquisition of shares of Series A Preferred Stock for the purpose of preserving the Corporation’s status as a REIT for U.S. federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(d)                                 Immediately prior to any redemption of shares of Series A Preferred Stock pursuant to the Special Optional Redemption Right, the Corporation shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of shares of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date (including any accumulated and unpaid dividends for prior periods) notwithstanding the redemption of such shares before such Dividend Payment Date.  Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock for which a notice of redemption has been given.

(e)                                  If the Corporation shall so require and the notice shall so state, on or after the redemption date, each holder of shares of Series A Preferred Stock to be redeemed shall present and surrender the certificates representing his or her shares of Series A Preferred Stock, to the extent such shares are certificated, to the Corporation at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends to, but not including, the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series A Preferred Stock as the owner thereof and each surrendered certificate shall be canceled.  If fewer than all the shares represented by any such certificate representing shares of Series A Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.  In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

(f)                                    From and after the redemption date (unless the Corporation defaults in payment of the redemption price), all dividends on the shares of Series A Preferred Stock designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends to, but not including, the redemption date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation’s stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever.  At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to, but not including, the redemption date) of the shares of Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the shares of Series A Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares, to the extent such shares are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to, but not including, the redemption date).  Any monies so deposited which remain unclaimed by the holders of Series A Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(g)                                 Any shares of Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board.

7.                                       Voting Rights.

(a)                                  Holders of Series A Preferred Stock shall not have any voting rights, except as set forth below.  Except as set forth in the following sentence, in any matter in which the holders of Series A Preferred Stock are entitled to vote, each such holder shall have the right to one vote for each share of Series A Preferred Stock held by such holder.  If the holders of

Series A Preferred Stock and the holders of another series of equity securities that, with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank pari passu with the Series A Preferred Stock (“Parity Preferred Stock”) and upon which similar voting rights have been conferred and are exercisable, are entitled to vote together as a single class on any matter, the holders of Series A Preferred Stock and the holders of such Parity Preferred Stock shall each have one vote for each $25.00 of liquidation preference.

(b)                                 Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for eighteen or more monthly periods, whether or not consecutive (a “Preferred Dividend Default”), the number of directors then constituting the Board shall be increased by two and the holders of Series A Preferred Stock (voting as a single class with all other Parity Preferred Stock upon which similar voting rights have been conferred and are exercisable) shall be entitled to vote for the election of a total of two additional directors of the Corporation (each, a “Preferred Stock Director”) at a special meeting called by the holders of at least 33% of the outstanding shares of Series A Preferred Stock or the holders of at least 33% of any other series of Parity Preferred Stock so in arrears if such request is received 90 or more days before the date fixed for the next annual or special meeting of stockholders, or at the next annual or special meeting of stockholders, and at each subsequent annual or special meeting of stockholders until all dividends accumulated on the Series A Preferred Stock for the past dividend periods and the then-current dividend period shall have been fully paid or authorized and a sum sufficient for the payment thereof set apart for payment in full.

(c)                                  If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or authorized and set aside for payment in full, the holders of Series A Preferred Stock shall be divested of the voting rights set forth in Section 7(b) (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or authorized by the Board and set aside for payment in full on all other series of Parity Preferred Stock upon which similar voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors shall be reduced accordingly.  Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights set forth in Section 7(b) and all other series of Parity Preferred Stock (voting as a single class).  So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights set forth in Section 7(b) and all other series of Parity Preferred Stock (voting as a single class).  Each Preferred Stock Director shall be entitled to one vote on any matter on which the Board shall vote.

(d)                                 So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the number of authorized or issued shares of, any class or series of equity securities ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or reclassify any authorized equity securities of the Corporation into any such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities or (ii) amend, alter or repeal the provisions of the Charter, whether by merger or consolidation (in either case, an “Event”) or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that with respect to the occurrence of any Event set forth in (ii) above, so long as shares of Series A Preferred Stock remain outstanding with the terms thereof materially unchanged or the holders of shares of Series A Preferred Stock receive shares of stock or beneficial interest or other equity securities with rights, preferences, privileges and voting powers substantially similar, taken as a whole, to the rights, preferences, privileges and voting powers of the Series A Preferred Stock, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Stock; and provided further that any increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance, or increase in the number of authorized shares, of any other class or series of equity securities ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(e)                                  The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

8.                                       Information Rights.  During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation shall (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”), pursuant to Section 13 or Section 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of Series A Preferred Stock.  The Corporation will mail (or otherwise provide) the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

9.                                       Conversion.  The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 9.

(a)                                  Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the shares of Series A

Preferred Stock pursuant to the Optional Redemption Right or Special Optional Redemption Right, to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number shares of Common Stock per share of Series A Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 per share liquidation preference plus (y) the amount of any accumulated and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) 11.4943 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a dividend payable in shares of Common Stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to shares of Common Stock as follows:  the adjusted Share Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 26,436,890 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”).  The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock shall receive upon conversion of such holder’s shares of Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder of Series A Preferred Stock would have owned or been entitled to receive upon the Change of Control had such holder of Series A Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series A Preferred Stock shall receive shall be the form of consideration elected by the holders of Common Stock who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 9(c) below that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 9(c).

The “Common Stock Price” shall be (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by holders of Common Stock is solely cash, and (ii) the average of the closing prices per share of Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash.

(b)                                 No fractional shares of Common Stock shall be issued upon the conversion of shares of Series A Preferred Stock.  In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c)                                  Within 15 days following the occurrence of a Change of Control, unless the Corporation has provided notice of its intention to redeem all of the shares of Series A Preferred Stock, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records and notice shall be provided to the Corporation’s transfer agent.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.  Each notice shall state:  (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the shares of Series A Preferred Stock, the holder will not be able to convert such holder’s shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d)                                 The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 9(c) above to the holders of Series A Preferred Stock.

(e)                                  In order to exercise the Change of Control Conversion Right, a holder of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates representing the shares of Series A Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent.  Such notice shall state:  (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable terms of the Series A Preferred Stock.  Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(f)                                    Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date.  The notice of withdrawal must state:  (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.  Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g)                                 Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series A Preferred Stock, whether pursuant to its Optional Redemption Right or Special Optional Redemption Right.  If the Corporation elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive, on the applicable redemption date, $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

(h)                                 The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i)                                     Notwithstanding anything to the contrary contained herein, no holder of shares of Series A Preferred Stock will be entitled to convert such shares of Series A Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause any Person to Beneficially Own shares of Common Stock in excess of the Ownership Limit or Existing Holder Limit, as applicable.

10.                                 Application of Article VIII.  The Series A Preferred Stock is subject to the provisions of Article VIII of the Charter.

THIRD:  The Series A Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

FOURTH:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH:  These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

SIXTH:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, INLAND REAL ESTATE CORPORATION has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer, and attested by its Executive Vice President and Chief Financial Officer, on October 3, 2011.

ATTEST:		INLAND REAL ESTATE CORPORATION

By:	/s/ Brett A. Brown	By:	/s/ Mark Zalatoris
	Brett A. Brown		President
	Executive Vice President and Chief Financial Officer		President and Chief Executive Officer